EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Comerica Incorporated, pertaining to the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors, of our reports dated February 17, 2015, with respect to the consolidated financial statements of Comerica Incorporated and the effectiveness of internal control over financial reporting of Comerica Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
May 11, 2015
Dallas, Texas